Exhibit 10.1

EXECUTION VERSION

Published CUSIP number (Deal): 05379AAC3
Published CUSIP number (Term Loans): 05379AAD1

CREDIT AGREEMENT
dated as of April 6, 2020
among
AVISTA CORPORATION,
as Borrower,
THE LENDERS PARTY HERETO,
and
U.S. BANK NATIONAL ASSOCIATION,
as Administrative Agent, Lead Arranger and Sole Book Manager

Section 10.02.	Survival of Agreement	56
Section 10.03.	Binding Effect	57
Section 10.04.	Successors and Assigns	57
Section 10.05.	Expenses; Indemnity, Damage Waiver	59
Section 10.06	Right of Setoff	60
Section 10.07	Applicable Law	61
Section 10.08.	Waivers; Amendment	61
Section 10.09.	Interest Rate Limitation	61
Section 10.10.	Entire Agreement	62
Section 10.11.	Waiver of Jury Trial	62
Section 10.12.	Severability	62
Section 10.13.	Counterparts; Electronic Signatures	62
Section 10.14.	Headings	63
Section 10.15.	Jurisdiction; Consent to Service of Process	63
Section 10.16.	USA Patriot Act Notification	64
Section 10.17.	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	64

Exhibit A	Form of Note
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Administrative Questionnaire

Schedule 2.01	Names, Commitments and Addresses of Initial Lenders
Schedule 3.13	Significant Subsidiaries
Schedule 4.02(a)(ii)	Required Governmental Approvals
Schedule 6.01	Existing Secured Indebtedness

CREDIT AGREEMENT, dated as of April 6, 2020, among AVISTA CORPORATION, a Washington corporation, the Lenders from time to time party hereto, and U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent.
The Borrower has requested that the Lenders agree to make loans in an aggregate principal amount not in excess of $100,000,000, the proceeds of which are to be used for general corporate purposes.
In consideration of the mutual covenants and agreements contained herein, the parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01.    Defined Terms.
As used in this Agreement, the following terms shall have the meanings specified below:
“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.
“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.
“Additional Credit Facility” means any new credit facility entered into, or term loans issued by, the Borrower with maturity of less than one year (in each case whether issued or entered into under an existing document or credit facility or otherwise) prior to the date that is sixty (60) days following the Closing Date.
“Administrative Agent” shall mean U.S. Bank, in its capacity as administrative agent for the Lenders under the Loan Documents, and any successor Administrative Agent appointed pursuant to Section 9.06.
“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit C.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.
“Agreement” shall mean this Agreement, including all exhibits and schedules hereto.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to the greatest of (a) the Reference Rate in effect on such day, (b) the sum of (i) the Federal Funds Effective Rate in effect for such day plus (ii) ½ of 1%, (c) the sum of (i) the Eurodollar Rate for an Interest Period of 1 month commencing on such day plus (ii) 1%, and (d) 1%. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Reference Rate shall be effective on the date such change in the Reference Rate is adopted.
“Alternative Margin” is defined in the definition of “Applicable Rate”.
“Anti-Corruption Laws” shall mean all laws, rules and regulations of any jurisdiction applicable to the Borrower or any Subsidiary from time to time concerning or relating to bribery or corruption.
“Applicable Rate” shall mean, on any date, (i) with respect to Eurodollar Loans, a per annum rate equal to 1.25%, and (ii) with respect to ABR Loans, a per annum rate equal to 0.25%; provided that, in the event that the Borrower enters into any Additional Credit Facility and the spread or margin above LIBOR (or the applicable relevant definition thereof as used in the documentation evidencing such Additional Credit Facility) (the “Alternative Margin”) for such Additional Credit Facility is greater than the Applicable Rate otherwise in effect hereunder, the Applicable Rate shall be increased, effective as of the effective date of such Additional Credit Facility, to be the same as the Alternative Margin.
“Arranger” means U.S. Bank, in its capacity as lead arranger and sole book manager for the credit facility evidenced by this Agreement.
“Assignment and Assumption” shall mean an assignment and assumption agreement entered into by a Lender and an Eligible Assignee in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.
“Attributable Debt” shall mean, in connection with any Sale-Leaseback, the present value (discounted in accordance with GAAP at the discount rate implied in the lease) of the obligations of the lessee for rental payments during the term of the lease.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Benchmark Replacement” means the sum of: (a) an alternate benchmark rate that has been selected by the Administrative Agent in consultation with the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. syndicated credit facilities denominated in dollars that are substantially similar to the credit facilities under this Agreement and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.
“Benchmark Replacement Adjustment” means, with respect to any replacement under this Agreement of LIBOR with an alternative benchmark rate, for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent in consultation with the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with an alternative benchmark rate by the Relevant Governmental Body and (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with an alternative benchmark rate at such time for U.S. syndicated credit facilities denominated in dollars that are substantially similar to the credit facilities under this Agreement, which adjustment or method for calculating or determining such spread adjustment pursuant to clause (b) is published on an information service as selected by the Administrative Agent from time to time and as may be updated periodically.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with then-prevailing market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to LIBOR:
(a)    in the case of clauses (ii), (iii) or (iv) of Section 2.09(b), the later of:

(i)    the date of the public statement or publication of information referenced therein; and
(ii)    the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR;
(b)    in the case of clause (i) of Section 2.09(b), the earlier of
(i)    the date of the public statement or publication of information referenced therein; and
(ii)    the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such determination and notice by the Required Lenders) and the Lenders; or
(c)    in the case of clause (v) of Section 2.09(b), the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such determination and notice by the Required Lenders) and the Lenders.
“Benchmark Transition Event” is defined in Section 2.09(b).
        “Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced hereunder with a Benchmark Replacement, the period (y) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes under this Agreement and the other Loan Documents in accordance with Section 2.09(b) and (z) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes under this Agreement and the other Loan Documents pursuant to Section 2.09(b).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.
“Borrower” shall mean Avista Corporation, a Washington corporation, and its successors and assigns.

“Borrowing” shall mean a group of Loans of the same Type made on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
“Business Day” shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of Minnesota or the State of New York) on which banks are open for business in Minneapolis and New York City; provided that when used in connection with a Eurodollar Loan the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in dollars in the London interbank market.
“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; provided, that no event described in clause (a) or clause (b) shall constitute a “Change in Control” if, immediately after giving effect to the transaction that would otherwise constitute a Change in Control, the Senior Debt Rating assigned by two nationally recognized credit rating agencies is equal to or higher than Lowest Investment Grade.
“Charges” shall have the meaning ascribed to such term in Section 10.09.
“Closing Date” shall mean the date on which the conditions precedent set forth in Article IV are first satisfied or waived.
“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.
“Collateral Trust Mortgage” shall have the meaning ascribed to such term in Section 6.01(c).
“Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make Loans to the Borrower on the Closing Date in an aggregate amount not exceeding the amount set forth opposite such Lender’s name under the heading “Commitment” on Schedule 2.01.
“Consolidated Total Capitalization” on any date means the sum, without duplication, of the following with respect to the Borrower and its consolidated Subsidiaries: (a) total capitalization as of such date, as determined in accordance with GAAP, (b) the current portion of liabilities which as of such date would be classified in whole or part as long-term debt in accordance with GAAP (it being understood that the noncurrent portion of such liabilities is included in the total capitalization referred to in clause (a)), (c) all obligations as lessee which, in accordance with GAAP, are capitalized as liabilities (including the current portion thereof), and (d) all other liabilities which would be classified as short-term debt in accordance with GAAP.
“Consolidated Total Debt” on any date means the sum, without duplication, of the following with respect to the Borrower and its consolidated Subsidiaries: (a) all liabilities which as of such date would be classified in whole or in part as long-term debt in accordance with GAAP (including the current portion thereof), (b) all obligations as lessee which, in accordance with GAAP, are capitalized as liabilities (including the current portion thereof), (c) all other liabilities which would be classified as short-term debt in accordance with GAAP, and (d) all Guarantees of or by the Borrower.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.
“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.
“Defaulting Lender” shall mean, at any time, subject to Section 2.21(b), any Lender that at such time (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within two Business Days of the date on which any funding is required by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent (based on its reasonable belief that such Lender may not fulfill its funding obligations hereunder), to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its funding obligations hereunder or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any debtor-relief law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in, any such proceeding or appointment, or (iv) become the subject of a Bail-in Action; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of the control, ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.
“dollars” or “$” shall mean lawful money of the United States of America.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a)

of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Copy” shall have the meaning assigned to such term in Section 10.13.
“Electronic Delivery” shall have the meaning assigned to such term in Section 5.04(a).
“Eligible Assignee” means (a) a financial institution organized under the laws of the United States of America, or any state thereof, and having a combined capital and surplus of at least $100,000,000 or the obligations of which are directly guaranteed by a financial institution organized under the laws of the United States of America, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States of America; (c) a person that is (i) a subsidiary of a Lender, (ii) a subsidiary of a person of which a Lender is a subsidiary or (iii) a person of which a Lender is a subsidiary; or (d) another Lender; provided, however, that neither the Borrower nor any Affiliate of the Borrower, nor any Defaulting Lender, shall qualify as an Eligible Assignee.
“Equity Interests” shall mean shares of stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a person, and all options, warrants or other rights to acquire any such equity ownership interests in a person.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Eurodollar Rate.
“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.
“Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Eurodollar Rate in accordance with the provisions of Article II.
“Eurodollar Rate” shall mean, for any Interest Period, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to (a) the rate appearing on the applicable Reuters screen (or any successor thereto) as LIBOR for deposits in dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period (provided, however, if more than one such rate is specified on the applicable Reuters Screen, the applicable rate shall be the arithmetic mean of all such rates), multiplied by (b) the Statutory Reserve Rate; provided that, if the Eurodollar Rate so determined would be less than zero, the Eurodollar Rate will be deemed to be zero for the purposes of this Agreement.
“Event of Default” shall have the meaning assigned to such term in Article VII.
“Expiration Date” shall mean the earlier of (a) April 5, 2021 and (b) the date all of the aggregate Outstanding Credit Exposure, all interest and all other obligations of the Borrower shall become and be due and payable pursuant to Article VII.
“Federal Funds Effective Rate” shall mean, for any Business Day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as reported on such Business Day by the Federal Reserve Bank of New York, or, if such rate is not so reported for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Fees” shall have the meaning ascribed to such term in Section 2.06.
“Financial Officer” of any corporation shall mean the chief financial officer or treasurer of such corporation.
“First Mortgage” shall mean the Mortgage and Deed of Trust dated as of June 1, 1939, made by the Borrower in favor of Citibank, N.A., as successor trustee, as the same has been amended, modified or supplemented to date and as the same may be further amended, modified or supplemented from time to time hereafter.

“GAAP” shall mean generally accepted accounting principles, applied on a consistent basis.

“Governmental Authority” shall mean, whether domestic or foreign, any national, federal, state or local government, any political subdivision thereof, or any governmental, quasi-governmental, judicial, public or statutory agency, authority, instrumentality, body or entity, including any central bank and any comparable authority.
“Granting Lenders” shall have the meaning ascribed to such term in Section 10.04(g).
“Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or to advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business.
“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional-sale or other title-retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited, if such obligations are without recourse to such person, to the lesser of the principal amount of such Indebtedness or the fair-market value of such property, (g) all Guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations of such person, (i) all obligations of such person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements (the amount of any such obligation to be the amount that would be payable upon the acceleration, termination or liquidation thereof) and (j) all obligations of such person as an account party in respect of letters of credit and bankers’ acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner.
“Indemnitee” shall have the meaning set forth in Section 10.05(c).
“Interest Payment Date” shall mean (a) in the case of any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and (b) in addition, in the case of a Eurodollar Loan that is part of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.
“Interest Period” shall mean (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on, as the Borrower may elect, the date 2 weeks thereafter or the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, and (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing and ending on the earlier of (i) the next succeeding March 31, June 30, September 30 or December 31 and (ii) the Expiration Date; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.
“Lender” shall mean (a) any person listed on Schedule 2.01, and (b) any person that is assigned any or all of the rights or obligations of a Lender pursuant to Section 10.04.
“LIBOR” means the London interbank offered rate.
“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional-sale agreement, capital lease or title-retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” shall mean this Agreement, any Notes, and the agreement between the Borrower and the Administrative Agent referred to in Section 2.06.
“Loans” shall mean loans made by the Lenders to the Borrower pursuant to this Agreement.
“Lowest Investment Grade” shall mean that the Senior Debt Rating assigned to the applicable Indebtedness of the Borrower is a rating which, as reasonably determined by the Administrative Agent, would be the lowest rating granted by the applicable credit-rating agency which is generally treated as “investment grade” in the ratings regime of that credit-rating agency.
“Margin Stock” shall have the meaning given such term under Regulation U.
“Material Adverse Effect” shall mean an effect on the business, assets, operations or financial condition of the Borrower and the Subsidiaries taken as a whole which could reasonably be expected to have a material adverse effect on the creditworthiness of the Borrower.
“Maximum Rate” shall have the meaning ascribed to such term in Section 10.09.

“Notes” shall mean any promissory notes of the Borrower, substantially in the form of Exhibit A, evidencing Loans, as may be delivered pursuant to Section 2.04.
“Other Taxes” shall have the meaning assigned to such term in Section 2.18(b).
“Outstanding Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans at such time.
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“person” shall mean (a) a corporation, association, partnership, trust, limited liability company, organization, business or individual or (b) a Governmental Authority.
“Plan” shall mean any pension plan subject to the provisions of Title IV of ERISA or Section 412 of the Code which is maintained for employees of the Borrower or any ERISA Affiliate.
“Pro Rata Share” shall mean, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment (or, if the Commitments have terminated, the percentage of the aggregate Outstanding Credit Exposure represented by such Lender’s Outstanding Credit Exposure).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as amended from time to time.
“Reference Rate” shall mean the variable rate of interest per annum established by U.S. Bank from time to time as its “reference rate.” Such “reference rate” is set by U.S. Bank as a general reference rate of interest for “prime” commercial lending transactions, taking into account such factors as U.S. Bank may deem appropriate, it being understood that many of U.S. Bank’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that U.S. Bank may make various commercial or other loans at rates of interest having no relationship to such rate. For purposes of this Agreement, each change in the Reference Rate shall be effective as of the opening of business on the date announced as the effective date of any change in such “reference rate.”
“Register” shall have the meaning given to such term in Section 10.04(c).
“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof and shall include any successor or other regulation or official interpretation of the Board relating to reserve requirements applicable to member banks of the Federal Reserve System.
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).
“Required Lenders” shall mean, at any time, Lenders having Outstanding Credit Exposures representing more than 50.0% of the aggregate Outstanding Credit Exposures at such time; provided, however, if there are only two Lenders, “Required Lenders” shall mean all Lenders; provided, further, that if any Lender is a Defaulting Lender at such time, then the Outstanding Credit Exposure of such Lender shall be excluded from the determination of Required Lenders at such time.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.
“RTO Transaction” shall mean any sale, transfer or other disposition of transmission assets entered into in connection with the formation of a regional transmission organization pursuant to or in a manner consistent with regulatory requirements applicable to the Borrower.
“Sale-Leaseback” shall mean any arrangement whereby any person shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
“Sanctioned Country” shall mean, at any time, a country or territory that is the subject or target of any Sanctions.
“Sanctioned person” shall mean, at any time, (a) any person listed in any Sanctions-related list of designated persons maintained by the Office of Foreign Assets Control of the United States Department of the Treasury, the United States Department of State, the United Nations Security Council, the European Union or any member state of the European Union, (b) any person operating, organized or resident in a Sanctioned Country or (c) any person controlled by any such person.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the United States government, including those administered by the Office of Foreign Assets Control of the United States Department of the Treasury or the United States Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Second Lowest Investment Grade” shall mean that the Senior Debt Rating assigned to the applicable Indebtedness of the Borrower is a rating which, as reasonably determined by the Administrative Agent, would be the rating granted by the applicable credit-rating agency which is generally treated as “investment grade” in the ratings regime of that credit-rating agency and is one level higher than Lowest Investment Grade.
“Senior Debt Rating” means, as of any date of determination, as of the close of business on such date, (a) the rating assigned to the Borrower’s most senior unsecured long-term public Indebtedness (without credit enhancement) and (b) if the obligations of the Borrower under this Agreement are rated, the rating assigned to such obligations (without credit enhancement), in each such case by a nationally recognized credit-rating agency designated by the Borrower, reasonably approved by the Administrative Agent and not objected to by the Required Lenders within five Business Days following notice of such designation. Notwithstanding the foregoing, (i) if the Senior Debt Rating(s) assigned by any of the other nationally recognized credit-rating agencies is or are different from the Senior Debt Rating assigned by the agency designated by the Borrower and the ratings (including that of the agency designated by the Borrower) are split by just one level, then the higher rating will apply, and (ii) if the ratings (including that of the agency designated by the Borrower) are split by more than one level, then the level that is one level below the highest rating will apply.
“Sharing Participation” shall have the meaning given to such term in Section 2.16.
“Significant Subsidiary” shall mean a Subsidiary meeting any one of the following conditions: (a) the investments in and advances to such Subsidiary by the Borrower and the other Subsidiaries, if any, as at the end of the Borrower’s latest fiscal quarter exceeded 10% of the total assets of the Borrower and its Subsidiaries at such date, computed and consolidated in accordance with GAAP; or (b) the Borrower’s and the other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of such Subsidiary as at the end of the Borrower’s latest fiscal quarter exceeded 10% of the total assets of the Borrower and its Subsidiaries at such date, computed and consolidated in accordance with GAAP; or (c) the equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of such Subsidiary (excluding amounts attributable to any minority interests therein) for the period of four consecutive fiscal quarters ending at the end of the Borrower’s latest fiscal quarter exceeded 10% of such income of the Borrower and its Subsidiaries for such period, computed and consolidated in accordance with GAAP; or (d) such Subsidiary is the parent of one or more Subsidiaries and together with such Subsidiaries would, if considered in the aggregate, constitute a Significant Subsidiary.
“SPC” has the meaning ascribed to such term in Section 10.04(g).

“Statutory Reserve Rate” shall mean a fraction, expressed as a decimal, the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including for any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board and to which U.S. Bank is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that might be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any applicable reserve percentage.
“subsidiary” shall mean, for any person (the “Parent”), any corporation, limited liability company, partnership or other entity of which securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, limited liability company, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, limited liability company, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) are at the time directly or indirectly owned or controlled by the Parent or one or more of its subsidiaries or by the Parent and one or more of its subsidiaries.
“Subsidiary” shall mean a subsidiary of the Borrower.
“Taxes” shall have the meaning assigned to such term in Section 2.18(a).
“Transactions” shall have the meaning assigned to such term in Section 3.02.
“Transferee” shall have the meaning assigned to such term in Section 2.18(a).
“Type,” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, “Rate” shall mean, in the case of a Loan or Borrowing, the Eurodollar Rate or the Alternate Base Rate.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“U.S. Bank” shall mean U.S. Bank National Association.
Section 1.02.    Terms Generally.
The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP as in effect at that time. Financial statements and other information required to be delivered by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.04 shall be prepared in accordance with GAAP as in effect at the time of such preparation, and calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with GAAP as in effect at the time of such preparation. If the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, such provision shall be interpreted on the basis of GAAP as in effect at that time until such provision is amended in accordance herewith.
Section 1.03.    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any person becomes the asset, right, obligation or liability of a different person, then it shall be deemed to have been transferred from the original person to the subsequent person, and (b) if any new person comes into existence, such new person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
Section 1.04.    LIBOR Notification. The interest rate on Eurodollar Borrowings is determined by reference to the Eurodollar Rate, which is derived from LIBOR. Section 2.09(b)

provides a mechanism for (a) determining an alternative rate of interest if LIBOR is no longer available or in the other circumstances set forth in Section 2.09(b) and (b) modifying this Agreement to give effect to such alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to LIBOR or other rates in the definition of Eurodollar Rate, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 2.09(b), will have the same value as, or be economically equivalent to, the Eurodollar Rate.

ARTICLE II
THE CREDITS
Section 2.01.    Commitments.
Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Loans to the Borrower, on the Closing Date, in an amount equal to such Lender’s Commitment by making immediately available funds available to the Administrative Agent’s designated account, not later than the time specified by the Administrative Agent. Amounts repaid or prepaid in respect of such Loans may not be reborrowed. At the Borrower’s option, Loans may be ABR Loans or Eurodollar Loans, as provided in Section 2.02.
Section 2.02.    Loans.
(a)    Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their Commitments. The failure of any Lender to make any Loan required to be made hereunder shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). The Loans comprising each Borrowing shall be in the aggregate principal amount of $1,000,000 or a whole-integer multiple of $100,000 in excess thereof.
(b)    Subject to Section 2.09, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans, as the Borrower may request pursuant to Section 2.03. Each Lender may at its option fulfill its Commitment with respect to any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement or any applicable Note. The Borrower shall not be entitled to request any Borrowing which, if made, would result in an aggregate of more than four separate Eurodollar Loans of any Lender being outstanding hereunder at any one time. For purposes of the foregoing, Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans.

(c)    Subject to paragraph (e) below, each Lender shall make a Loan in the amount of its Pro Rata Share of the Borrowing on the Closing Date by wire transfer of immediately available funds to the Administrative Agent in Minneapolis, Minnesota not later than 11:00 a.m., Pacific time, and the Administrative Agent shall by 1:00 p.m., Pacific time, make available to the Borrower in immediately available funds the amounts so received (i) by wire transfer for credit to the account of the Borrower with Wells Fargo Bank bearing Account Number 41688 14770, ABA # 121000248, re: Avista Corp. or (ii) as otherwise specified by the Borrower in its notice of Borrowing. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Eurodollar Borrowing or prior to 11:00 a.m., Pacific time on the date of any ABR Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with this paragraph (c), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Effective Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.
(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Expiration Date.
(e)    The Borrower may refinance all or any part of any Borrowing with a new Borrowing of the same or a different Type, subject to the conditions and limitations set forth in this Agreement. Any Borrowing or part thereof so refinanced shall be deemed to be repaid or prepaid in accordance with Section 2.04 or 2.11, as applicable, with the proceeds of the new Borrowing, and the proceeds of the new Borrowing, to the extent they do not exceed the principal amount of the Borrowing being refinanced, shall not be paid by the Lenders to the Administrative Agent or by the Administrative Agent to the Borrower pursuant to paragraph (c) above.
Section 2.03.    Notice of Borrowing.
To request a Borrowing, the Borrower shall give the Administrative Agent notice thereof (a) in the case of a Eurodollar Borrowing, not later than 9:00 a.m., Pacific time, three Business Days (or solely in the case of Eurodollar Borrowing on the Closing Date, one Business Day) before a proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 9:00 a.m., Pacific time, the day of a proposed Borrowing. Such notice shall be irrevocable and shall in each case refer to this Agreement and specify (i) whether the Borrowing then being requested is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day) and the amount thereof; (iii) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period

with respect thereto and (iv) wire transfer instructions (if different from what is provided in Section 2.02(c)). If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If the Borrower shall not have given notice in accordance with this Section 2.03 of its election to refinance a Borrowing or given notice to the Administrative Agent not later than 9:00 a.m., Pacific time, on the last day of the Interest Period applicable to such Borrowing that it will not refinance such Borrowing, then the Borrower shall be deemed to have given notice of an election to refinance such Borrowing with an ABR Borrowing. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.03 and of each Lender’s portion of the requested Borrowing.
Section 2.04.    Repayment of Loans; Evidence of Debt.
(a)    The Borrower hereby unconditionally promises to pay the Administrative Agent for the ratable account of each Lender the Outstanding Credit Exposure of such Lender and all other unpaid obligations on the Expiration Date. Each Loan shall bear interest on the outstanding principal balance thereof as set forth in Section 2.07.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount and date of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal, interest or fees due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any principal, interest or fees received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)    Any Lender may request that Loans made by it be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more Notes in such form payable to the order of the payee named therein (or, if such Note is a registered Note, to such payee and its registered assigns).
Section 2.05.    [Reserved].

Section 2.06.    Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, the fees (the “Fees”) separately agreed between the Administrative Agent and the Borrower. Once paid, none of the Fees shall be refundable under any circumstances.
Section 2.07.    Interest on Loans.
(a)    Subject to the provisions of Sections 2.08 and 2.09, the Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate in effect from time to time plus the Applicable Rate.
(b)    Subject to the provisions of Sections 2.08 and 2.09, the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement.
(d)    Interest computed on the basis of the Alternate Base Rate (including interest payable on overdue amounts under Section 2.08) shall be computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed so long as the Reference Rate is the applicable rate for calculation of the Alternate Base Rate, and on the basis of a year of 360 days for the actual number of days elapsed so long as the Federal Funds Effective Rate is the applicable rate for calculation of the Alternate Base Rate. Interest computed on the basis of the Eurodollar Rate (including interest payable on overdue amounts under Section 2.08) shall be computed on the basis of a year of 360 days for the actual number of days elapsed.
(e)    The applicable Alternate Base Rate or Eurodollar Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
Section 2.08.    Default Interest.
If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due under the Loan Documents, by acceleration or otherwise, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate plus 2% (except that the interest rate applicable to an overdue amount of principal of a Eurodollar Borrowing that became due on a day other than on the last day of the Interest Period applicable thereto shall, for the period until the last day of such Interest Period, be equal to 2% above the rate that would otherwise be applicable thereto during such Interest Period).
Section 2.09.    Alternate Rate of Interest.
(a)    Subject to the provisions in Section 2.09(b), in the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing, the Administrative Agent shall have in good faith determined, or the Required Lenders shall have notified the Administrative Agent that the Required Lenders have determined, that: (i) dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or (ii) the interest rates at which such dollar deposits are being offered does not adequately and fairly reflect the cost of making or maintaining their Eurodollar Loans during such Interest Period, or that reasonable means do not exist for ascertaining the Eurodollar Rate (including, without limitation, because the applicable Reuters Screen (or on any successor or substitute page on such screen) is unavailable), the Administrative Agent shall, as soon as practicable thereafter, give notice of such determination to the Borrower and the Lenders and suspend the availability of Eurodollar Loans and require any affected Eurodollar Borrowing to be repaid or converted to be an ABR Borrowing, subject to the payment of any funding indemnification amounts required by Section 2.14. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.
(b)    Notwithstanding the foregoing or anything to the contrary in this Agreement or any other Loan Document, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined, that any one or more of the following (each, a “Benchmark Transition Event”) has occurred:

(i)
the circumstances set forth in Section 2.09(a)(ii) have arisen (including, without limitation, a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR described in clause (ii) of this Section 2.09(b) announcing that LIBOR is no longer representative) and such circumstances are unlikely to be temporary;

(ii)
ICE Benchmark Administration (or any person that has taken over the administration of LIBOR for deposits in dollars that is acceptable to the Administrative Agent) discontinues its administration and publication of LIBOR for deposits in dollars;

(iii)
a public statement or publication of information by or on behalf of the administrator of LIBOR described in clause (ii) of this Section 2.09(b) announcing that such administrator has ceased or will cease as of a specific date to provide LIBOR (permanently or indefinitely); provided that, at the time of such statement, there is no successor administrator that is acceptable to the Administrative Agent that will continue to provide LIBOR after such specified date;

(iv)
a public statement by the supervisor for the administrator of LIBOR described in clause (ii) of this Section 2.09(b), the U.S. Federal Reserve System, an insolvency official with jurisdiction over such administrator for LIBOR, a resolution authority with jurisdiction over such administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over such administrator for LIBOR, which states that such administrator of LIBOR has ceased or will cease as of a specific date to provide LIBOR (permanently or indefinitely); provided that, at the time of such statement or publication, there is no successor administrator that is acceptable to the

Administrative Agent that will continue to provide LIBOR after such specified date; or

(v)
syndicated credit facilities substantially similar to the credit facilities under this Agreement being executed at such time, or that include language substantially similar to that contained in this Section 2.09(b), are being executed or amended, as the case may be, to incorporate or adopt a new benchmark interest rate to replace LIBOR for deposits in dollars;

then the Administrative Agent and the Borrower may amend this Agreement to replace the Eurodollar Rate with a Benchmark Replacement. Notwithstanding anything to the contrary in Section 10.08, any such amendment with respect to a Benchmark Transition Event (A) pursuant to any of clauses (i) through (iv) of this Section 2.09(b) will become effective without any further action or consent of any other party to this Agreement at 8:00 p.m. (Pacific time) on the fifth Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders or (B) pursuant to clause (v) of this Section 2.09(b), will become effective without any further action or consent of any other party to this Agreement on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment; provided that, if the notice of a Benchmark Transition Event pursuant to clause (v) has been provided by the Required Lenders and not the Administrative Agent and such notice specifies the Benchmark Replacement, then the Lenders comprising the Required Lenders shall be deemed to have accepted such amendment on the date such amendment has been posted by the Administrative Agent to all Lenders. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section 2.09(b) will occur prior to the date set forth in the applicable amendment.
In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
The Administrative Agent will promptly notify the Borrower and the Lenders of (1) any occurrence of a Benchmark Transition Event (other than pursuant to clause (v) of this Section 2.09(b)), (2) the implementation of any Benchmark Replacement, (3) the effectiveness of any Benchmark Replacement Conforming Changes and (4) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.09(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.09(b).

Upon notice to the Borrower by the Administrative Agent in accordance with Section 10.01 of the commencement of a Benchmark Unavailability Period and until a Benchmark Replacement is determined in accordance with this Section 2.09(b), (A) any request that pursuant to Section 2.03 requests the refinancing of any Borrowing into, or continuation of any Borrowing as, a Eurodollar Borrowing may be revoked by the Borrower and if not revoked shall be ineffective and any such Borrowing shall be continued as or refinanced into, as the case may be, an ABR Borrowing, and (B) if any request pursuant to Section 2.03 requests a Eurodollar Borrowing, such request may be revoked by the Borrower and if not revoked such Borrowing shall be made as an ABR Borrowing. During any Benchmark Unavailability Period, the component of the Alternate Base Rate based upon the Eurodollar Rate will not be used in any determination of the Alternate Base Rate.
Section 2.10.    Termination of the Commitments.
(a)    Unless previously terminated, the Commitments shall terminate at the earlier of (a) upon funding the Loans on the Closing Date and (b) 7:00 p.m., Pacific time, on the Closing Date.
Section 2.11.    Prepayment.
The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior notice to the Administrative Agent, in the case of a prepayment of a Eurodollar Borrowing, and upon at least one Business Day’s prior notice, in the case of a prepayment of an ABR Borrowing; provided, however, that each partial prepayment shall be in the amount of $1,000,000 or a higher whole-integer multiple thereof. Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section 2.11 shall be subject to Section 2.14 but otherwise without premium or penalty. All prepayments under this Section 2.11 shall be accompanied by accrued interest on the principal amount being prepaid to (but excluding) the date of payment.
Section 2.12.    Reserve Requirements; Change in Circumstances.
(a)    Notwithstanding any other provision herein, if after the date of this Agreement there is adopted any new law, rule or regulation or any change in applicable law or regulation or in the interpretation, promulgation, implementation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) which shall impose, modify or deem applicable any reserve, liquidity, special-deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement which is reflected in the Eurodollar Rate) or shall impose on any Lender or on the London interbank market any other condition affecting this Agreement or any Loan or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan, to increase the cost to such Lender of participating in or to reduce the amount of any sum received or receivable by such Lender hereunder or under any Notes (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)    If any Lender shall have determined that the applicability of any law, rule, regulation, agreement or guideline adopted after the date hereof regarding capital adequacy or liquidity, or any change in any of the foregoing or the adoption after the date hereof of any change in any law, rule, regulation, agreement or guideline existing on the date hereof or in the interpretation or administration of any of the foregoing by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office thereof) or any Lender’s holding company with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, with respect to this Agreement or any Loan or participation therein to a level below that which such Lender or such Lender’s holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered. It is acknowledged that this Agreement is being entered into by the Lenders on the understanding that the Lenders will not be required to maintain capital against their obligations to make Loans or purchase participations therein under currently applicable laws, regulations and regulatory guidelines. In the event that any Lender shall be advised by any Governmental Authority, or shall otherwise determine on the basis of pronouncements of any Governmental Authority, that such understanding is incorrect, it is agreed that each such Lender will be entitled to make claims under this paragraph based upon market requirements prevailing on the date hereof for commitments under comparable credit facilities against which capital is required to be maintained.
(c)    A certificate of a Lender setting forth in reasonable detail such amount or amounts as shall be necessary to compensate such Lender or such Lender’s holding company as specified in paragraph (a) or (b) above, as the case may be, and the manner in which such Lender has determined the same, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.
(d)    Failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender’s right to demand compensation with respect to such period or any other period. The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.
(e)    For purposes of this Agreement, notwithstanding anything in this Agreement to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, interpretations, agreements, guidelines, directives and requests in connection therewith are deemed to have been adopted, and to have gone into effect, after the date of this Agreement, regardless of the date on which the same were actually adopted or went into effect.
Section 2.13.    Change in Legality.
(a)    Notwithstanding any other provision herein, if any change in, or adoption of, any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by notice to the Borrower and to the Administrative Agent, such Lender may:
(i)    declare that Eurodollar Loans will not thereafter be made by such Lender hereunder, whereupon any request by the Borrower for a Eurodollar Borrowing shall, as to such Lender only, be deemed a request for an ABR Loan unless such declaration shall be subsequently withdrawn; and
(ii)    require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.
In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.
(b)    For purposes of this Section 2.13, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan.
Section 2.14.    Indemnity.
The Borrower shall indemnify each Lender against any loss or expense which such Lender may sustain or incur as a consequence of (a) any failure by the Borrower to fulfill on the date of any Eurodollar Borrowing hereunder the applicable conditions set forth in Article IV, (b) any failure by the Borrower to borrow any Eurodollar Loan hereunder after irrevocable notice of such borrowing has been given or deemed given pursuant to Section 2.03, (c) any payment or prepayment of a Eurodollar Loan required by any provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period applicable thereto, (d) any assignment of a Eurodollar Loan pursuant to Section 2.19(b) made or deemed made on a date other than the last day of the Interest Period applicable thereto, or (e) any default in payment or prepayment of the principal amount of any Eurodollar Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity, acceleration, irrevocable notice of prepayment or otherwise) including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurodollar Loan. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Eurodollar Loan being paid, prepaid, assigned or not borrowed (assumed to be the Eurodollar Rate applicable thereto) for the period from the date of such payment, prepayment, assignment or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Eurodollar Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid, assigned or not borrowed for such period or Interest Period, as the case may be. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section, and the manner in which such Lender has determined the same, shall be delivered to the Borrower and shall be conclusive absent manifest error.
Section 2.15.    Pro Rata Treatment.
Except as required under Sections 2.12, 2.14 and 2.18, each Borrowing, each payment or prepayment of principal of any Borrowing and each payment of interest on the Loans shall be allocated among the Lenders in accordance with their respective Pro Rata Shares. Each Lender agrees that, in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s Pro Rata Share of such Borrowing to the next higher or lower whole-dollar amount.
Section 2.16.    Sharing of Setoffs.
Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of its Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender (“Sharing Participations”), so that (a) the aggregate unpaid principal amount of the Loans and Sharing Participations held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as (b) the principal amount of its Loans and Sharing Participations prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.
Section 2.17.    Payments.
(a)    The Borrower shall make each payment (including for principal of or interest on any Borrowing and other amounts) hereunder and under any other Loan Document not later than 9:00 a.m., Pacific time, on the date when due in dollars to the Administrative Agent at its office at 800 Nicollet Mall, Minneapolis, Minnesota 55402, in immediately available funds.
(b)    Whenever any payment (including for principal of or interest on any Borrowing and other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest.
Section 2.18.    Taxes.
(a)    Any and all payments by the Borrower hereunder and under any other Loan Document shall be made, in accordance with Section 2.17, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of the Administrative Agent or any Lender (or any transferee or assignee thereof, including a participation holder (any such entity being called a “Transferee”)) and franchise taxes imposed on the Administrative Agent or any Lender (or any Transferee) by the United States or any jurisdiction under the laws of which the Administrative Agent or any such Lender (or Transferee) or the applicable lending office, is organized or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Lender (or Transferee) or the Administrative Agent, (i) the sum payable shall be increased by the amount necessary so that after making all required deductions of Taxes (including deductions applicable to additional sums payable under this Section 2.18) such Lender (or Transferee) or the Administrative Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions of Taxes been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law; provided, however, that no Transferee of any Lender shall be entitled to receive any greater payment under this paragraph (a) than such Lender would have been entitled to receive with respect to the rights assigned, participated or otherwise transferred except to the extent that such greater payment arises from circumstances not in existence at the time such assignment, participation or transfer shall have been made.
(b)    In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).
(c)    The Borrower will indemnify each Lender (or Transferee) and the Administrative Agent for the full amount of any Taxes and Other Taxes paid by such Lender (or Transferee) or the Administrative Agent, as the case may be, and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant taxing authority or other Governmental Authority. Such indemnification shall be made within 30 days after the date any Lender (or Transferee) or the Administrative Agent, as the case may be, makes written demand therefor. If a Lender (or Transferee) or the Administrative Agent shall become aware that it is entitled to receive a refund in respect of Taxes or Other Taxes as to which it has been indemnified by the Borrower pursuant to this Section 2.18, it shall promptly notify the Borrower of the availability of such refund and shall, within 30 days after receipt of a request by the Borrower, apply for such refund at the Borrower’s expense.
(d)    If any Lender (or Transferee) or the Administrative Agent receives a refund in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrower pursuant to this Section 2.18, it shall promptly notify the Borrower of such refund and shall repay such refund to the Borrower (to the extent of amounts that have been paid by the Borrower under this Section 2.18 with respect to such refund) within 30 days (or promptly upon receipt, if the Borrower has requested application for such refund pursuant hereto), net of all reasonable out-of-pocket expenses of such Lender (or Transferee) and without interest (other than interest included in such refund); provided that the Borrower, upon the request of such Lender (or Transferee) or the Administrative Agent, agrees to return such refund (plus penalties, interest or other charges) to such Lender (or Transferee) or the Administrative Agent in the event such Lender (or Transferee) or the Administrative Agent is required to repay such refund. Nothing contained in this paragraph (d) shall require any Lender (or Transferee) or the Administrative Agent to make available any of its tax returns (or any other information relating to its taxes which it deems to be confidential); provided that Borrower, at its expense, shall have the right to receive an opinion from a firm of independent public accountants of recognized national standing acceptable to the Borrower that the amount due hereunder is correctly calculated.
(e)    Within 30 days after the date of any payment of Taxes or Other Taxes withheld by the Borrower in respect of any payment to any Lender (or Transferee) or the Administrative Agent, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 10.01, the original or a certified copy of a receipt received by the Borrower evidencing payment thereof.
(f)    Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.18 shall survive the payment in full of the principal of and interest on all Loans made hereunder.
(g)    On or prior to the execution of this Agreement and on or before the transfer to a Transferee, the Administrative Agent shall notify the Borrower of each Lender’s (or Transferee’s) address. On or prior to each Lender’s (or Transferee’s) first Interest Payment Date, and from time to time as required by law, each Lender (or Transferee) that is not a United States person within the meaning of Section 7701(a)(30) of the Code (a “Non-U.S. person”) shall, if legally able to do so, deliver to the Borrower and the Administrative Agent (i) one duly completed and executed copy of United States Internal Revenue Service Form W-8BEN or W-8ECI, (ii) if claiming exemption from United States Federal withholding tax pursuant to Section 871(h) or 881(c) of the Code, one duly completed and executed copy of a United States Internal Revenue Service Form W-8BEN and a certificate representing that such Non-U.S. person is not a bank for purposes of Section 881(c) of the Code, is not a 10 percent shareholder (within the meaning of Section 871(h)(3)(b) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code) or (iii) any successor applicable form of any thereof, establishing in each case that such Lender (or Transferee) is entitled to receive payments under the Loan Documents payable to it without deduction or withholding of any United States Federal income taxes, or is subject to a reduced rate thereof. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that such payments under the Loan Documents are not subject to United States Federal withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower shall withhold taxes from such payments at the applicable statutory rate.
(h)    The Borrower shall not be required to pay any additional amounts to any Lender (or Transferee) in respect of United States Federal withholding tax pursuant to paragraph (a) above if the obligation to pay such additional amounts would not have arisen but for a failure by such Lender (or Transferee) to comply with the provisions of paragraph (g) above; provided, however, that the Borrower shall be required to pay those amounts to any Lender (or Transferee) that it was required to pay hereunder prior to the failure of such Lender (or Transferee) to comply with the provisions of such paragraph (g).
Section 2.19.    Assignment of Outstanding Credit Exposure under Certain Circumstances.
(a)    Any Lender (or Transferee) claiming any additional amounts payable pursuant to Section 2.12 or 2.18 or exercising its rights under Section 2.13 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue or avoid the circumstances giving rise to such exercise and would not, in the sole determination of such Lender (or Transferee), be otherwise disadvantageous to such Lender (or Transferee).
(b)    In the event that any Lender shall have delivered a notice or certificate pursuant to Section 2.13, or the Borrower shall be required to make additional payments under Section 2.12 or 2.18 to any Lender (or Transferee) or to the Administrative Agent with respect to any Lender (or Transferee), the Borrower shall have the right, at its own expense, upon notice to such Lender (or Transferee) and the Administrative Agent, to require such Lender (or Transferee) to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 10.04) all of its interests, rights and obligations under the Loan Documents to another financial institution which shall assume such obligations; provided that (A) no such assignment shall conflict with any law, rule or regulation or order of any Governmental Authority and (B) the Borrower or the assignee, as the case may be, shall pay to the affected Lender (or Transferee) in immediately available funds on the date of such assignment the principal of and the interest accrued to the date of payment on the Loans made by it hereunder and all other amounts accrued for its account and owed to it under the Loan Documents.
Section 2.20.    [Reserved].
Section 2.21.    Defaulting Lenders.
(a)    Except as otherwise expressly provided in this Section 2.21, the performance by the Borrower of its obligations under this Agreement shall not be excused or otherwise modified, as a result of the operation of this Section 2.21. The rights and remedies against a Defaulting Lender under this Section 2.21 are in addition to any other rights and remedies that the Borrower, the Administrative Agent or any Lender might have against such Defaulting Lender. The failure of any Lender to perform its obligations under this Agreement shall not excuse or relieve any other Lender of its obligations under this Agreement, and no Lender shall be responsible for the default of any other Lender except to the extent expressly provided herein.
(b)    If the Borrower and the Administrative Agent agree in writing, in their reasonable determination, that a Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the other parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to cash collateral), that Lender will purchase such portion of outstanding Loans of the other Lenders, and take such other actions, as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares, whereupon such Lender will cease to be a Defaulting Lender; provided, however, (i) no adjustments will be made retroactively with respect to payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender, and (ii) except to the extent expressly agreed otherwise by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
(c)    Notwithstanding anything to the contrary contained in this Agreement, any payment of principal, interest or other amounts received by the Administrative Agent for the account of any Defaulting Lender under this Agreement (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held as cash collateral and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amount owing to any Lender as a result of any judgment of a court of competent jurisdiction obtained by such Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this

Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, however, that if (i) any such payment is a payment of the principal amount of any Loan in respect of which such Defaulting Lender has not fully funded its appropriate share, and (ii) such Loan was made at a time when the applicable conditions set forth in Article IV were satisfied or waived, then such payment shall be applied solely to repay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the repayment of any Loan or portion thereof of such Defaulting Lender; and further provided, however, that any amounts held as cash collateral for funding obligations of a Defaulting Lender shall be returned to such Defaulting Lender upon the termination of this Agreement and the satisfaction of such Defaulting Lender’s obligations hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.21 shall be deemed to have been paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents thereto.
(d)    Upon any Lender becoming a Defaulting Lender, the Borrower may remove and replace such Lender in accordance with Section 9.08.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to each of the Lenders that:
Section 3.01.    Organization; Powers.
Each of the Borrower and the Significant Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not result in a Material Adverse Effect, and (d) in the case of the Borrower, has the corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and to borrow hereunder.
Section 3.02.    Authorization.
The execution, delivery and performance by the Borrower of each of the Loan Documents, and the Borrowings hereunder (collectively, the “Transactions”), (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, the violation of which could reasonably be expected to impair the validity and enforceability of this Agreement or any other Loan Document or materially impair the rights of or benefits available to the Lenders under the Loan Documents, or of the certificate or articles of incorporation or other constitutive documents or bylaws of the Borrower or any Significant

Subsidiary, (B) any order of any Governmental Authority the violation of which could reasonably be expected to impair the validity or enforceability of this Agreement or any other Loan Document, or materially impair the rights of or benefits available to the Lenders under the Loan Documents, or (C) any provision of any indenture or other material agreement or instrument evidencing or relating to borrowed money to which the Borrower or any Significant Subsidiary is a party or by which any of them or any of their property is or may be bound in a manner which could reasonably be expected to impair the validity and enforceability of this Agreement or any other Loan Document or materially impair the rights of or benefits available to the Lenders under the Loan Documents, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument in a manner which could reasonably be expected to impair the validity and enforceability of this Agreement or any other Loan Document or materially impair the rights of or benefits available to the Lenders under the Loan Documents or (iii) result in the creation or imposition under any such indenture, agreement or other instrument of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower.
Section 3.03.    Enforceability.
This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by the Borrower will constitute, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.
Section 3.04.    Governmental Approvals.
No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except such as have been made or obtained and are in full force and effect.
Section 3.05.    Financial Statements.
The Borrower has heretofore furnished to the Lenders its consolidated balance sheets and statements of income and statements of cash flow as of and for the fiscal year ended December 31, 2019, audited by and accompanied by the opinion of Deloitte & Touche LLP, independent public accountants. All such financial statements present fairly the financial condition and results of operations of the Borrower and its consolidated Subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto, together with the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, reflect all liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the dates thereof which are material on a consolidated basis. Such financial statements were prepared in accordance with GAAP applied (except as noted therein) on a consistent basis.
Section 3.06.    No Material Adverse Change.
Except as disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in any document filed after December 31, 2019, but prior to the date of this Agreement, pursuant to Section 13(a), 14 or 15(d) of the Securities Exchange Act of 1934, there has been no change in the business, assets, operations or financial condition of the Borrower and the Subsidiaries, taken as a whole, since December 31, 2019, which could reasonably be expected to have a Material Adverse Effect. For the avoidance of doubt, the representation set forth in this Section 3.06 is and will be made solely at and as of the Closing Date.
Section 3.07.    Litigation; Compliance with Laws.
(a)    Except as set forth in the Annual Report of the Borrower on Form 10-K for the year ended December 31, 2019, or in any document filed after December 31, 2019, but prior to the date of this Agreement pursuant to Section 13(a), 14 or 15(d) of the Securities Exchange Act of 1934, there are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any business, property or rights of any such person (i) which involve any Loan Document or the Transactions or (ii) which could reasonably be anticipated, individually or in the aggregate, to result in a Material Adverse Effect.
(b)    Neither the Borrower nor any of the Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would be reasonably likely to result in a Material Adverse Effect.
Section 3.08.    Federal Reserve Regulations.
(a)    Neither the Borrower nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
(b)    No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or X.
Section 3.09.    Investment Company Act.
The Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
Section 3.10.    No Material Misstatements.
No information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or, when considered together with all reports theretofore filed with the Securities and Exchange Commission, omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading.
Section 3.11.    Employee Benefit Plans.
Each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder. No Reportable Event has occurred as to which the Borrower or any ERISA Affiliate was required to file a report with the PBGC. The value of the assets of each Plan is at least 80% of the “funding target” (as defined in Code Section 430(d)(1)) of such Plan as of the last annual valuation date applicable thereto.
Section 3.12.    Environmental and Safety Matters.
Each of the Borrower and the Subsidiaries has complied with all Federal, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or to environmental or nuclear regulation or control or to employee health or safety, except where noncompliance would not be reasonably likely to result in a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received notice of any failure so to comply, except where noncompliance would not be reasonably likely to result in a Material Adverse Effect. The Borrower’s and the Subsidiaries’ plants do not manage any hazardous wastes, hazardous substances, hazardous materials, toxic substances, toxic pollutants or substances similarly denominated, as those terms or similar terms are used in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act or any other applicable law relating to environmental pollution or employee health and safety, or any nuclear fuel or other radioactive materials, in all cases in violation of any law or any regulations promulgated pursuant thereto, where such violation would be reasonably likely to result in a Material Adverse Effect. The Borrower is aware of no events, conditions or circumstances involving environmental pollution or contamination or employee health or safety that could reasonably be expected to result in a Material Adverse Effect. The representations and warranties set forth in this Section 3.12 are, however, subject to any matters, circumstances or events set forth in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in any document filed after December 31, 2019, but prior to the date of this Agreement pursuant to Section 13(a), 14 or 15(d) of the Securities Exchange Act of 1934; provided, however, that the inclusion of such matters, circumstances or events as exceptions (or any other exceptions contained in the representations and warranties which refer to the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 or in any document filed after December 31, 2019, but prior to the date of this Agreement pursuant to Section 13(a), 14 or 15(d) of the Securities Exchange Act of 1934) shall not be construed to mean that the Borrower has concluded that any such matter, circumstance or effect is likely to result in a Material Adverse Effect.
Section 3.13.    Significant Subsidiaries.

Schedule 3.13 sets forth as of the date hereof a list of all Significant Subsidiaries of the Borrower and the percentage ownership interest of the Borrower therein.
Section 3.14.    Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Significant Subsidiaries, and their respective directors, officers, employees and agents, with the Anti-Corruption Laws and applicable Sanctions. The Borrower and its Subsidiaries, and their respective officers and employees and, to the knowledge of the Borrower, their respective directors and agents, are in compliance with the Anti-Corruption Laws and applicable Sanctions in all material respects. None of the following is a Sanctioned person: (a) the Borrower or any Subsidiary or, to the knowledge of the Borrower, any of their respective directors, officers or employees; or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will benefit from, or act in any capacity in connection with, the credit facility established hereby. No Borrowing, use of proceeds of any Borrowing, or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanction.
ARTICLE IV
CONDITIONS TO BORROWING
The obligations of the Lenders to make Loans on the Closing Date are subject to the satisfaction of the following conditions:
(a)    The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03.
(b)    The representations and warranties set forth in Article III hereof shall be true and correct in all material respects (or, in the case of any representation and warranty qualified by materiality, in all respects) on and as of the Closing Date, except to the extent that such representations and warranties expressly related to an earlier date, in which case they shall be true and correct in all material respects (or, in the case of any representation and warranty qualified by materiality, in all respects) as of such earlier date.
(c)    The Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and no Event of Default or Default shall have occurred and be continuing at the time of and immediately after the Borrowing.
(d)    The Administrative Agent shall have received each of the following, in form and substance satisfactory to it:
(i)    Opinions of Davis Wright Tremaine LLP, counsel to the Borrower, and of David Meyer, in-house counsel to the Borrower, each dated the date of this Agreement and addressed to the Administrative Agent and the Lenders, with respect to such matters relating to the Borrower and the Loan Documents as the Administrative Agent or any Lender may reasonably request. The Borrower hereby instructs such counsels to deliver such opinions to the Administrative Agent.

(ii)    Evidence satisfactory to the Administrative Agent and set forth on Schedule 4.02(a)(ii) that the Borrower shall have obtained all consents and approvals of, and shall have made all filings and registrations with, any Governmental Authority required in order to consummate the Transactions, in each case without the imposition of any condition which, in the judgment of the Lenders, could adversely affect their rights or interests under the Loan Documents.
(iii)    A copy of the certificate or articles of incorporation of the Borrower (as most recently amended and restated), including all amendments thereto, certified as of a recent date by the Secretary of State of the State of Washington, and a certificate as to the good standing of the Borrower as of a recent date, from such Secretary of State.
(iv)    A certificate of the Secretary or Assistant Secretary of the Borrower dated the date of this Agreement and certifying (A) that attached thereto is a true and complete copy of the restated articles of incorporation and the bylaws of the Borrower as in effect on the date of this Agreement and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents and borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of the Borrower have not been amended since the date of the last amendment thereto shown on the certification with respect thereto furnished pursuant to clause (iii) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection therewith on behalf of the Borrower.
(v)    A certificate of another officer of the Borrower as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (iv) above.
(vi)    A certificate, dated the date of this Agreement and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Article IV.
(vii)    This Agreement and any Notes requested by the Lenders for issuance on the date of this Agreement, duly executed and delivered by all parties thereto.
(viii)    A letter agreement between the Borrower and U.S. Bank concerning the fees payable pursuant to Section 2.06, duly executed and delivered by the Borrower.
(ix)    Such other documents as the Administrative Agent, any Lender or legal counsel to any of the foregoing may reasonably request.
(e)    Upon the reasonable request of any Lender made at least 10 days before the Closing Date, the Borrower shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering Laws, including the PATRIOT Act, in each case at least five days before the Closing Date.

(f)    [Reserved].
(g)    All fees payable by the Borrower to the Administrative Agent, the Arranger, the Lenders or any of their respective Affiliates on or prior to the date of this Agreement with respect to this Agreement, and all amounts payable by the Borrower pursuant to Section 10.05 for which invoices have been delivered to the Borrower on or prior to such date, shall have been paid in full or arrangements satisfactory to the Administrative Agent shall have been made to cause them to be paid in full concurrently with the disbursement of the proceeds of any Borrowing to be made on such date.
(h)    All legal matters incident to the Loan Documents and the transactions contemplated thereby shall be reasonably satisfactory to the Administrative Agent, the Lenders and their respective legal counsel.
ARTICLE V
AFFIRMATIVE COVENANTS
The Borrower covenants and agrees with each Lender that, so long as any Commitment shall remain in effect or the principal of or interest on any Loan or any other amounts payable under any Loan Document shall be unpaid:
Section 5.01.    Existence; Businesses and Properties.
(a)    The Borrower shall, and shall cause each Significant Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.03.
(b)    The Borrower shall, and shall cause each Significant Subsidiary to, (i) do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names utilized in the conduct of its business, except where the failure so to obtain, preserve, renew, extend or maintain any of the foregoing would not result in a Material Adverse Effect; (ii) maintain and operate its business in substantially the manner in which it is presently conducted and operated, except as otherwise expressly permitted under this Agreement; (iii) comply in all material respects with all applicable laws, rules, regulations and orders of any Governmental Authority, whether now in effect or hereafter enacted if failure to comply with such requirements would result in a Material Adverse Effect; and (iv) at all times maintain and preserve all property material to the conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided, however, that the Borrower or any Significant Subsidiary may cause the discontinuance of the operation or a reduction in the capacity of any of its facilities, or any element or unit thereof, including real and personal properties, facilities, machinery and equipment, (A) if, in the judgment of the Borrower or such Significant Subsidiary, it is no longer advisable to operate the same, or to operate the same at its former capacity, and such discontinuance or reduction would not result in a Material Adverse Effect, or (B) if the Borrower or a Significant Subsidiary intends to sell and dispose of its interest in the same in accordance with the terms of this Agreement and within a reasonable time shall endeavor to effectuate the same.
(c)    The Borrower shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Significant Subsidiaries, and their respective directors, officers, employees and agents, with the Anti-Corruption Laws and applicable Sanctions.
Section 5.02.    Insurance.
(a)    The Borrower shall, and shall cause each Significant Subsidiary to, (i) maintain insurance, to such extent and against such risks, as is customary with companies in the same or similar businesses and owning similar properties in the same general area in which it operates and (ii) maintain such other insurance as may be required by law. All insurance required by this Section 5.02 shall be maintained with financially sound and reputable insurers or through self-insurance; provided, however, that the portion of such insurance constituting self-insurance shall be comparable to that usually maintained by companies engaged in the same or similar businesses and owning similar properties in the same general area in which the Borrower or such Significant Subsidiary, as applicable, operates and the reserves maintained with respect to such self-insured amounts are deemed adequate by its officer or officers responsible for insurance matters.
Section 5.03.    Taxes and Obligations. The Borrower shall, and shall cause each Significant Subsidiary to, pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall, to the extent required by GAAP, have set aside on its books adequate reserves with respect thereto.
Section 5.04.    Financial Statements, Reports, etc. The Borrower shall furnish to the Administrative Agent and each Lender:
(a)    within 105 days after the end of each fiscal year of the Borrower, consolidated and consolidating balance sheets and related statements of income and statements of cash flow, showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of their operations during such year, all audited by Deloitte & Touche LLP or other independent public accountants of recognized national standing acceptable to the Required Lenders and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower on a consolidated basis (except as noted therein) in accordance with GAAP consistently applied; provided, however, that the Borrower shall be deemed to have satisfied the requirement to furnish such financial statements and opinion if and to the extent that the Borrower has, within the period specified above, (i) filed documents meeting the requirements set forth above with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, and

(ii) posted such documents on the Borrower’s home page on the worldwide web (at the date of this Agreement, located at http//www.avistacorp.com) (such filing and posting being referred to as “Electronic Delivery”);
(b)    within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, consolidated and, to the extent otherwise available, consolidating balance sheets and related statements of income and statements of cash flow, showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of their operations during such fiscal quarter and the then elapsed portion of the fiscal year, all certified by a Financial Officer of the Borrower as fairly presenting the financial condition and results of operations of the Borrower on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments; provided, however, that the Borrower shall be deemed to have satisfied the requirement to furnish such financial statements and certification if and to the extent that the Borrower has, within the period specified above, made Electronic Delivery thereof;
(c)    concurrently with any delivery of financial statements under (a) or (b) above, (i) a certificate of the relevant accounting firm opining on or certifying such statements or of a Financial Officer of the Borrower (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) certifying that, to the knowledge of the accounting firm or the Financial Officer, as the case may be, no Event of Default or Default has occurred or, if an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, and (ii) a certificate of a Financial Officer of the Borrower setting forth in reasonable detail such calculations as are required to establish whether the Borrower was in compliance with Section 6.05 on the date of such financial statements;
(d)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by it with the Securities and Exchange Commission, or any Governmental Authority succeeding to any of or all the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be; provided, however, that the Borrower shall be deemed to have satisfied the requirement to furnish such reports, statements and other materials if and to the extent that the Borrower has, within the period specified above, made Electronic Delivery thereof;
(e)    promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Significant Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request; and
(f)    at or promptly after any time at which the Borrower or any Subsidiary becomes subject to the Beneficial Ownership Regulation, a completed Beneficial Ownership Certification in form and substance acceptable to the Administrative Agent.
Section 5.05.    Litigation and Other Notices.

The Borrower shall furnish to the Administrative Agent and each Lender prompt notice of the following:
(a)    any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;
(b)    the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Subsidiary which could reasonably be anticipated to result in a Material Adverse Effect;
(c)    any development that has resulted in, or could reasonably be anticipated to result in, a Material Adverse Effect; and
(d)    any change in the information provided in any Beneficial Ownership Certification, to the extent applicable, that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.
Section 5.06.    ERISA.
The Borrower shall, and shall cause each Significant Subsidiary to, comply in all material respects with the applicable provisions of ERISA, and the Borrower shall furnish to the Administrative Agent and each Lender (a) as soon as possible, and in any event within 30 days after any Responsible Officer of the Borrower or any ERISA Affiliate either knows or has reason to know that any Reportable Event has occurred that alone or together with any other Reportable Event could reasonably be expected to result in liability of the Borrower to the PBGC in an aggregate amount exceeding $25,000,000, a statement of a Financial Officer of the Borrower setting forth details as to such Reportable Event and the action proposed to be taken with respect thereto, together with a copy of the notice, if any, of such Reportable Event given to the PBGC, (b) as soon as possible, and in any event within 30 days after any Responsible Officer of the Borrower or any ERISA Affiliate either knows or has reason to know that the value of the assets of any Plan is less than 80% of the “funding target” (as defined in Code Section 430(d)(1)) of such Plan as of the last annual valuation date applicable thereto, a statement of a Financial Officer of the Borrower setting forth details as to such event, (c) promptly after receipt thereof, a copy of any notice the Borrower or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) or to appoint a trustee to administer any Plan or Plans and (d) within 10 days after the due date for filing with the PBGC pursuant to Section 430(k) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan, a statement of a Financial Officer of the Borrower setting forth details as to such failure and the action proposed to be taken with respect thereto, together with a copy of such notice given to the PBGC.
Section 5.07.    Maintaining Records; Access to Properties and Inspections. The Borrower shall, and shall cause each Significant Subsidiary to, (a) maintain all financial records in accordance with GAAP and (b) permit any representatives designated by the Administrative Agent or any Lender to visit and inspect its financial records and properties at reasonable times and as often as requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss its affairs, finances and condition with its chief financial officer, or other person designated by the chief financial officer, and independent accountants therefor.
Section 5.08.    Use of Proceeds. The Borrower shall use the proceeds of the Loans only for the purposes set forth in the preamble to this Agreement.
ARTICLE VI
NEGATIVE COVENANTS
The Borrower covenants and agrees with each Lender that, so long as any Commitment shall remain in effect or the principal of or interest on any Loan or any other amounts payable under any Loan Document shall be unpaid:
Section 6.01.    Liens.
The Borrower shall not create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:
(a)    Liens on property or assets of the Borrower created by the documents, instruments or agreements existing on the date hereof and which are listed as exhibits to the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 or are listed as exhibits to any document filed after December 31, 2019, but prior to the date of this Agreement pursuant to Section 13(a), 14 or 15(d) of the Securities Exchange Act of 1934, to the extent that such Liens secure only obligations arising under such existing documents, agreements or instruments and the amount of Indebtedness secured thereby does not exceed the amount thereof as of the date hereof as set forth on Schedule 6.01;
(b)    any Lien existing on any property or asset prior to the acquisition thereof by the Borrower; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets of the Borrower;
(c)    the Lien of the First Mortgage and the Lien of any collateral trust mortgage or similar instrument which would be intended to eventually replace (in one transaction or a series of transactions) the First Mortgage (as amended, modified or supplemented from time to time, “Collateral Trust Mortgage”) on properties or assets of the Borrower to secure bonds, notes and other obligations of the Borrower but only to the extent such Liens, collectively, secure Indebtedness, whether now existing or hereafter created, in an aggregate amount no greater than the aggregate amount of first mortgage bonds permitted to be issued under the First Mortgage;
(d)    Liens not prohibited under the First Mortgage or the Collateral Trust Mortgage (whether or not such Liens cover properties or assets subject to the Lien of the First Mortgage or the Collateral Trust Mortgage);

(e)    Liens for taxes, assessments or governmental charges not yet due or which are being contested in compliance with Section 5.03;
(f)    carriers’, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due or which are being contested in compliance with Section 5.03;
(g)    pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;
(h)    Liens incurred or created in connection with or to secure the performance of bids, tenders, trade contracts (other than for Indebtedness), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(i)    zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;
(j)    Liens (i) which secure obligations not assumed by the Borrower, (ii) on account of which the Borrower has not and does not expect to pay interest directly or indirectly and (iii) which exist upon real estate or rights in or relating to real estate in respect of which the Borrower has a right-of-way or other easement for purposes of substations or transmission or distribution facilities;
(k)    rights reserved to or vested in any federal, state or local governmental body or agency by the terms of any right, power, franchise, grant, license, contract or permit, or by any provision of law, to recapture or to purchase, or designate a purchase of or order the sale of, any property of the Borrower or to terminate any such right, power, franchise, grant, license, contract or permit before the expiration thereof;
(l)    Liens of judgments covered by insurance, or upon appeal and covered by bond, or to the extent not so covered not exceeding at one time $40,000,000 in aggregate amount;
(m)    any Liens, moneys sufficient for the discharge of which shall have been deposited in trust with the trustee or mortgagee under the instrument evidencing such Lien, with irrevocable authority of such trustee or mortgagee to apply such moneys to the discharge of such Lien to the extent required for such purpose;
(n)    rights reserved to or vested in any federal, state or local governmental body or agency or other public authority to control or regulate the business or property of the Borrower;

(o)    any obligations or duties affecting the property of the Borrower to any federal, state or local governmental body or agency or other public authority with respect to any authorization, permit, consent or license of such body, agency or authority, given in connection with the purchase, construction, equipping, testing and operation of the Borrower’s utility property;
(p)    with respect to any property which the Borrower may hereafter acquire, any exceptions or reservations therefrom existing at the time of such acquisition or any terms, conditions, agreements, covenants, exceptions and reservations expressed or provided in the deeds or other instruments, respectively, under and by virtue of which the Borrower shall hereafter acquire such property, none of which terms, conditions, agreements, covenants, exceptions and reservations materially impairs the use of such property for the purposes for which it is acquired by the Borrower;
(q)    leases and subleases entered into in the ordinary course of business;
(r)    banker’s Liens and other Liens in the nature of a right of setoff;
(s)    renewals, replacements, amendments, modifications, supplements, refinancings or extensions of Liens set forth in clauses (a)-(d) above to the extent that the principal amount of Indebtedness secured by such Lien immediately prior thereto is not increased and such Lien is not extended to other property;
(t)    security deposits or amounts paid into trust funds for the reclamation of mining properties;
(u)    restrictions on transfer or use of properties and assets, first rights of refusal, and rights to acquire properties and assets granted to others;
(v)    non-consensual equitable Liens on the Borrower’s tenant-in-common or other interest in joint projects;
(w)    Liens on the Borrower’s tenant-in-common or other interest in joint projects incurred by the project sponsor without the express consent of the Borrower to such incurrence;
(x)    cash collateral in favor of the Administrative Agent as contemplated by this Agreement; and
(y)    Liens on receivables and related properties or interests therein.
Section 6.02.    Sale-Leaseback Transactions. The Borrower shall not enter into any Sale-Leaseback if as a result thereof the aggregate outstanding principal amount of Attributable Debt outstanding in connection with all Sale-Leasebacks entered into after the date hereof would exceed 5% of the total tangible assets of the Borrower as of the date of the financial statements most recently delivered under Section 5.04(a) or (b) at such time.
Section 6.03.    Mergers, Consolidations and Acquisitions. The Borrower shall not, and shall not permit any Significant Subsidiary (without the consent of the Required Lenders, not to be unreasonably withheld) to, merge with or into or consolidate with any other person, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other person (whether directly by purchase, lease or other acquisition of all or substantially all of the assets of such person or indirectly by purchase or other acquisition of all or substantially all of the capital stock of such other person) other than acquisitions in the ordinary course of the Borrower’s or such Significant Subsidiary’s business, except that, if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing, (a) the Borrower or any Significant Subsidiary may merge with or into or consolidate with the Borrower or any Subsidiary, provided that, in any transaction involving the Borrower, the Borrower is the surviving person, (b) the Borrower or any Significant Subsidiary may purchase, lease or otherwise acquire from any Subsidiary all or substantially all of its assets, (c) the Borrower may merge with or into or consolidate with any other person so long as (i) in the case where the business of such other person, or an Affiliate of such other person, entirely or primarily consists of an electric or gas utility business, (A) if the Borrower is the surviving person, then, immediately after such merger or consolidation, the Senior Debt Rating assigned to the applicable Indebtedness of the Borrower by two nationally recognized credit-rating agencies shall be equal to or higher than Lowest Investment Grade and (B) if the Borrower is not the surviving person, (1) the surviving person shall assume in writing the obligations of the Borrower under this Agreement and any other Loan Documents and (2) immediately after such merger or consolidation, the ratings assigned to the most senior secured public Indebtedness of the surviving person by two nationally recognized credit rating agencies shall be equal to or higher than the ratings comparable to the Second Lowest Investment Grade, and (ii) in the case where such other person’s business does not entirely or primarily consist of an electric or gas utility business, (A) the assets of such person at the time of such consolidation or merger do not exceed 10% of the total assets of the Borrower and its Subsidiaries after giving effect to such merger or consolidation, computed and consolidated in accordance with GAAP consistently applied and (B) if the Borrower is not the surviving person, the surviving person shall assume in writing the obligations of the Borrower under this Agreement and the other Loan Documents, (d) the Borrower may purchase, lease or otherwise acquire all or substantially all of the assets of any other person (including by purchase or other acquisition of all or substantially all of the capital stock of such person) so long as (i) the assets being purchased, leased or acquired (or the assets of the person whose capital stock is being acquired) entirely or primarily consist of electric or gas utility assets or (ii) in the case where the assets being purchased, leased or acquired (or the assets of the person whose capital stock is being acquired) do not entirely or primarily consist of electric or gas utility assets, the assets being purchased, leased or acquired (or the Borrower’s proportionate share of the assets of the person whose capital stock is being acquired) do not exceed 10% of the total assets of the Borrower and its Subsidiaries, after giving effect to such purchase, lease or acquisition, computed and consolidated in accordance with GAAP consistently applied, (e) any Significant Subsidiary may merge with or into or consolidate with any other person so long as the assets of such person at the time of such merger or consolidation do not exceed 10% of the total assets of the Borrower and its Subsidiaries after giving effect to such merger or consolidation, computed and consolidated in accordance with GAAP consistently applied, and (f) any Significant Subsidiary may purchase, lease or otherwise acquire all or substantially all of the assets of any other person (including by purchase or other acquisition of all or substantially all of the capital stock of such person) so long as the assets being purchased, leased or acquired (or the Significant Subsidiary’s proportionate share of the assets of the person whose capital stock is being acquired) do not exceed 10% of the total assets of the Borrower and its Subsidiaries after giving effect to such purchase, lease or acquisition, computed and consolidated in accordance with GAAP consistently applied; provided, however, that notwithstanding anything in this Section 6.03 to the contrary, this Section 6.03 shall not be deemed to prohibit any merger, consolidation or acquisition involving a Significant Subsidiary (and not also the Borrower) if, after giving effect to the consummation of such transaction, such Significant Subsidiary shall have or be deemed to have a ratio of total long-term Indebtedness to total stockholders’ equity equal to or less than 1.857 to 1.0.
Section 6.04.    Disposition of Assets. The Borrower shall not, and shall not permit any Significant Subsidiary (without the consent of the Required Lenders, not to be unreasonably withheld) to, sell, lease, transfer, assign or otherwise dispose of any assets or any interest therein (whether now owned or hereafter acquired), except (a) dispositions of obsolete or retired property not used or useful in its business, (b) grants of Liens by the Borrower permitted under Section 6.01 and grants of Liens by Significant Subsidiaries, (c) disposition by the Borrower of its interest in the Washington Public Power Supply System Nuclear Project No. 3 in accordance with the settlement agreement among the Borrower, the Washington Public Power Supply System and Bonneville Power Administration, as the same may be amended, modified or supplemented from time to time, (d) disposition by the Borrower of all or any portion of its transmission assets in one or more RTO Transactions, (e) disposition by the Borrower of its interests in the Colstrip Project and related assets, (f) disposition of receivables and related properties or interests therein, (g) other dispositions of assets (not otherwise permitted by clauses (a)-(f) of this Section) made in the ordinary course of business not exceeding in any fiscal year 5% of the assets of the Borrower and its Subsidiaries as of the end of the prior fiscal year, computed and consolidated in accordance with GAAP consistently applied, and (h) other dispositions of assets (not otherwise permitted by clauses (a)-(f) of this Section) not exceeding in any fiscal year 10% of the assets of the Borrower and its Subsidiaries as of the end of the prior fiscal year, computed and consolidated in accordance with GAAP consistently applied; provided, however, that notwithstanding anything in this Section 6.04 to the contrary, this Section 6.04 shall not be deemed to prohibit any disposition by a Significant Subsidiary if, after giving effect to the consummation of such transaction, such Significant Subsidiary shall have or be deemed to have a ratio of total long-term Indebtedness to total stockholders’ equity equal to or less than 1.857 to 1.0.
Section 6.05.    Consolidated Total Debt to Consolidated Total Capitalization Ratio. The Borrower shall not permit the ratio of Consolidated Total Debt to Consolidated Total Capitalization to be, at any time, greater than 0.65 to 1.00.
Section 6.06.    Public Utility Regulatory Borrowing Limits. The Borrower shall not incur actual borrowings or commitments or issued and outstanding debt of the Borrower in excess of the amount authorized by statute or by orders of public utility commissions, as in effect from time to time.
Section 6.07.    Use of Proceeds. The Borrower shall not request any Borrowing and shall not use, and shall procure that its Subsidiaries and its and their respective directors, officers, employees and agents shall not use, any of the proceeds of any Borrowing (a) in furtherance of any offer, payment or promise to pay, or any authorization of the payment or giving of, money or anything else of value to any person in violation of any Anti-Corruption Law, (b) for the purpose of funding, financing or facilitating any activity, business or transaction of or with any Sanctioned person or in any Sanctioned Country or (c) in any manner that would result in the violation of any applicable Sanction.
ARTICLE VII
EVENTS OF DEFAULT
In case of the happening (and during the continuance) of any of the following events (“Events of Default”):
(a)    any representation or warranty made or deemed made in or in connection with any Loan Document or any Borrowing, or any representation or warranty contained in any certificate or other document furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made or deemed made;
(b)    default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the scheduled maturity date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
(c)    default shall be made in the payment of any interest on any Loan or any Fee or other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;
(d)    default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in Section 5.01(a), 5.05, 5.07(b) or 5.08 or in Article VI;
(e)    default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement (other than those specified in (b), (c) or (d) above) contained in any Loan Document, and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower;
(f)    the Borrower or any Significant Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness when the aggregate unpaid principal amount is in excess of $40,000,000, when and as the same shall become due and payable (after expiration of any applicable grace period), or (ii) fail to observe or perform any other term, covenant, condition or agreement (after expiration of any applicable grace period) contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity;
(g)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Significant Subsidiary, or of a substantial part of the property or assets of the Borrower or a

Significant Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of the property or assets of the Borrower or a Significant Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Significant Subsidiary; and such proceeding or petition shall continue undismissed, or an order or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days;
(h)    the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of the property or assets of the Borrower or any Significant Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;
(i)    a final judgment or judgments shall be rendered against the Borrower, any Significant Subsidiary or any combination thereof for the payment of money with respect to which an aggregate amount in excess of $40,000,000 is not covered by insurance, and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Significant Subsidiary to enforce any such judgment;
(j)    a Reportable Event or Reportable Events, or a failure to make a required installment or other payment (within the meaning of Section 430(k)(1) of the Code), shall have occurred with respect to any Plan or Plans that reasonably could be expected to result in liability of the Borrower to the PBGC or to any Plan or Plans in an aggregate amount exceeding $25,000,000, or the value of the assets of any Plan is less than 80% of the “funding target” (as defined in Code Section 430(d)(1)) of such Plan as of the last annual valuation date applicable thereto, and within 30 days after the reporting of any such Reportable Event to the Administrative Agent or after the receipt by the Administrative Agent of a statement required pursuant to Section 5.06, the Administrative Agent shall have notified the Borrower in writing that (i) the Required Lenders have made a determination that, on the basis of such Reportable Event or Reportable Events, such failure to make a required installment or other payment or the fact that the value of the assets of a Plan is less than 80% of the “funding target” (as defined in Code Section 430(d)(1)) of such Plan as of the last annual valuation date applicable thereto, there are reasonable grounds (A) for the termination of any such Plan by the PBGC, (B) for the appointment by the appropriate United States District Court of a trustee to administer any such Plan or (C) for the imposition of a Lien in favor of any such Plan, and (ii) as a result thereof an Event of Default exists hereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan; or the PBGC shall institute proceedings to terminate any such Plan;
(k)    any Loan Document, at any time after its execution and delivery and for any reason, shall cease to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect, or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
(l)    a Change in Control shall occur;
then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) declare the obligation of each Lender to make Loans to be terminated, whereupon the same shall forthwith terminate, and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (g) or (h) above, the obligation of each Lender to make Loans to the Borrower shall automatically terminate, and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.
ARTICLE VIII
[RESERVED]
ARTICLE IX
THE ADMINISTRATIVE AGENT
Section 9.01.    Appointment and Powers.
In order to expedite the various transactions contemplated by the Loan Documents, U.S. Bank is hereby appointed to act as Administrative Agent on behalf of the Lenders. Each of the Lenders hereby irrevocably authorizes and directs the Administrative Agent to take such action on behalf of such Lender under the terms and provisions of the Loan Documents, and to exercise such powers thereunder as are specifically delegated to or required of the Administrative Agent by the terms and provisions thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized on behalf of the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of each of the Lenders any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued under the Loan Documents paid to the Administrative Agent, and to distribute to each Lender its proper share of all payments so received as soon as practicable; (b) to give notice promptly on behalf of each of the Lenders to the Borrower of any Event of Default of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute promptly to each Lender copies of all notices, agreements and other material as provided for in the Loan Documents as received by such Administrative Agent.
Section 9.02.    Limitation on Liability.
Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable to any Lender as such for any action taken or omitted by any of them under the Loan Documents except for its, his or her own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation therein or the contents of any document delivered in connection therewith or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower of any of the terms, conditions, covenants or agreements of the Loan Documents. The Administrative Agent shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of the Loan Documents or any other instrument to which reference is made therein. The Administrative Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders, and, except as otherwise specifically provided herein, such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Administrative Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any paper or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall have any responsibility to the Borrower on account of the failure or delay in performance or breach by any Lender of any of its obligations under the Loan Documents or to any Lender on account of the failure of or delay in performance or breach by any other Lender or the Borrower of any of their respective obligations thereunder or in connection therewith. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents or attorneys selected by it using reasonable care and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys selected and authorized to act by it with reasonable care unless the damage complained of directly results from an act or failure to act on the part of the Administrative Agent which constitutes gross negligence or willful misconduct. Delegation to an attorney for the Administrative Agent shall not release the Administrative Agent from its obligation to perform or cause to be performed the delegated duty. The Administrative Agent shall be entitled to advice of legal counsel selected by it with respect to all matters arising under the Loan Documents and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

Section 9.03.    Other Transactions with Borrower, Etc. The Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Affiliate thereof as if it were not the Administrative Agent. The person serving as the Administrative Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the person serving as the Administrative Agent when acting in its individual capacity.
Section 9.04.    Reimbursement; Indemnification. Each Lender agrees (a) to reimburse the Administrative Agent in the amount of such Lender’s Pro Rata Share of any expenses incurred for the benefit of the Lenders by the Administrative Agent, including reasonable counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, to the extent not reimbursed by the Borrower and (b) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees or agents, on demand, in the amount of its Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as the Administrative Agent or any of them in any way relating to or arising out of the Loan Documents or any action taken or omitted by it or any of them under the Loan Documents, to the extent not reimbursed by the Borrower; provided, however, that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent or any of its directors, officers, employees or agents.
Section 9.05.    Absence of Reliance. Each of the Lenders acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under or based upon the Loan Documents, any related agreement or any document furnished thereunder.
Section 9.06.    Resignation of Administrative Agent.
The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower and shall promptly give such notice in the event that the Administrative Agent becomes a Defaulting Lender. Upon receipt of any such notice of resignation, the Required Lenders may, with the consent of the Borrower (which consent shall not be unreasonably withheld and shall not be required during an Event of Default), appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and after consultation with the Lenders and the Borrower, appoint a successor Administrative Agent. Upon the acceptance by any person of its appointment as a successor Administrative Agent, such person shall thereupon succeed to and become vested with all the rights, powers, privileges, duties and obligations of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent under the Loan Documents. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.
Section 9.07.    [Reserved].
Section 9.08.    Removal of Lender. If a Lender (i) is a Defaulting Lender or (ii) fails to give its consent to any amendment, waiver or action for which consent of all of the Lenders was required and to which the Required Lenders consented, such Lender shall, upon notice from the Borrower, execute and deliver to the Administrative Agent one or more Assignments and Assumptions assigning all of that Lender’s interests, rights and obligations under the Loan Documents to one or more Eligible Assignees designated by the Borrower, subject to (A) compliance with the provisions of Section 10.04, and (B) payment in full of all principal, interest and fees owing to such Lender through the date of assignment (including any amounts payable pursuant to Section 2.14 but, in the case of a Defaulting Lender, excluding any amounts payable pursuant to Section 2.14(c) or (d)); provided, however, that the failure of any such Lender to execute and deliver to the Administrative Agent such Assignment(s) and Assumption(s) shall not render such assignment(s) invalid, and the Administrative Agent shall record such assignment(s) in the Register.
Section 9.09.    Certain ERISA Matters.
(i)    Each Lender (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of the Administrative Agent and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement;
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(ii)    In addition, unless either (i) clause (i) of Section 9.09(a) is true with respect to a Lender or (ii) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) of Section 9.09(a), such Lender further (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of the Administrative Agent and the Arranger and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, the Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
ARTICLE X
MISCELLANEOUS
Section 10.01.    Notices.
Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy, graphic scanning or other telegraphic communications equipment of the sending party, as follows:
(a)    if to the Borrower, to:
Avista Corporation
1411 East Mission Avenue (99202)
P.O. Box 3727
Spokane, Washington 99220
Attention: Senior Vice President and Chief Financial Officer
Telecopy: 509-495-4361

(b)    if to the Administrative Agent for credit matters, to:
U.S. Bank National Association
209 S. LaSalle St.,
Chicago, IL 60604
Attention: John M. Eyerman
Telecopy: 312.785.5982
Email: john.eyerman@usbank.com
Telephone:312.325.2032

and if to the Administrative Agent for operational matters, to:
U.S. Bank National Association
555 SW Oak St.
Portland, OR 97204
Attention: Lauren Wenger, Syndicated Deal Administrator
Telephone: 503.464.4701
Email: lauren.wenger@usbank.com

(c)    if to any Lender, to it at its address (or telecopy number) set forth in Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have become a party hereto.
All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or other telegraphic communications equipment of the sender, or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 10.01.
Section 10.02.    Survival of Agreement.
All covenants, agreements, representations and warranties, including any indemnities and reimbursement obligations, made by the Borrower in the Loan Documents and in the certificates or other instruments prepared or delivered in connection therewith or pursuant thereto shall be considered to have been relied upon by the Lenders and shall survive the making of any Loans by the Lenders and the execution and delivery to the Lenders of any Notes evidencing such Loans, regardless of any investigation made by the Lenders, or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid.
Section 10.03.    Binding Effect.
This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each Lender, and this Agreement shall thereafter be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and permitted assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent or any Lender that are contained in this Agreement shall bind and inure to the benefit of each such person’s successors and permitted assigns.
Section 10.04.    Successors and Assigns.
(a)    Subject to Section 6.03, the Borrower may not assign or delegate any of its rights or duties under any of the Loan Documents without the prior written consent of each of the Lenders.
(b)    Each Lender (including the Administrative Agent) may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under the Loan Documents (including all or a portion of the Loan or Loans at the time owing to it); provided, however, that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, the Borrower and the Administrative Agent must give their prior written consent to such assignment (which consents shall not be unreasonably withheld), provided that the consent of the Borrower shall not be required if an Event of Default shall exist, (ii) no assignee of any Lender shall be entitled to receive any greater payment or protection under Section 2.12, 2.13(a) or 2.18 than such Lender would have been entitled to receive with respect to the rights assigned or otherwise transferred unless such assignment or transfer shall have been made at a time when the circumstances giving rise to such greater payment did not exist, (iii) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement, (iv) the amount of the Outstanding Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, if less, the total amount of such Lender’s Outstanding Credit Exposure), (v) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption and a processing and recordation fee of $3,500 and (vi) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon acceptance and recording pursuant to paragraph (d) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption, which effective date shall be at least five Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under the Loan Documents and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under the Loan Documents (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.14, 2.18 and 10.05, as well as to any Fees (if applicable) accrued for its account and not yet paid).

(c)    The Administrative Agent shall maintain a copy of each Assignment and Assumption delivered to it, including the recordation of the names and addresses of the Lenders, and the principal amount of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The Administrative Agent, the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of the Loan Documents. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.
(d)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, an Administrative Questionnaire completed in respect of the Eligible Assignee (unless the Eligible Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and, to the extent required, the written consent of the Borrower and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Upon the request of the assignee, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent, a new Note or Notes to the order of such assignee in a principal amount equal to the applicable Outstanding Credit Exposure assumed by it pursuant to such Assignment and Assumption and, if the assigning Lender has retained an Outstanding Credit Exposure, upon the request of the assigning Lender, the Borrower shall execute and deliver a new Note to the order of such assigning Lender in a principal amount equal to the Outstanding Credit Exposure retained by it. Canceled Notes shall be returned to the Borrower.
(e)    Each Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under the Loan Documents (including all or a portion of the Loans owing to it and any Notes held by it); provided, however, that (i) such Lender’s obligations under the Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.12, 2.14 and 2.18 to the same extent as if they were Lenders (provided, that the amount of such benefit shall be limited to the amount in respect of the interest sold to which the seller of such participation would have been entitled had it not sold such interest) and (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of the Loan Documents (other than amendments, modifications or waivers (A) decreasing the amount of principal of or the rate at which interest is payable on any Loans, (B) extending any scheduled date for the payment of principal of or interest on any Loans, or (C) increasing, reinstating or extending the applicable Commitment).
(f)    Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information.
(g)    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special-purpose funding vehicle (an “SPC”) the option to fund all or any part of any Loan that such Granting Lender would otherwise be obligated to fund pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to fund all or any part of such Loan, the Granting Lender shall be obligated to fund such Loan pursuant to the terms hereof. The funding of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent as if such Loan were funded by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or payment under the Loan Documents for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. Notwithstanding anything to the contrary contained in this Agreement, any SPC may disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee to such SPC. This paragraph may not be amended without the prior written consent of each Granting Lender, all or any part of whose Loans are being funded by an SPC at the time of such amendment.
(h)    Any Lender may at any time assign for security purposes all or any portion of its rights under the Loan Documents to a Federal Reserve Bank; provided that no such assignment shall release a Lender from any of its obligations thereunder.
Section 10.05.    Expenses; Indemnity, Damage Waiver.
(a)    The Borrower agrees to pay all reasonable out-of-pocket expenses (including the reasonable fees, charges and disbursements of internal or external legal counsel) (i) incurred by the Administrative Agent in connection with the preparation of the Loan Documents, in connection with any amendments, modifications or waivers of the provisions thereof (whether or not the transactions thereby contemplated shall be consummated) or in connection with the use of DXSyndicate, IntraLinks or any similar service in relation to this Agreement, or (ii) incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of its rights in connection with any Loan Document or any Loan or participation therein.
(b)    The Borrower agrees that it shall indemnify the Administrative Agent or the Lenders against, and hold them harmless from, any documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any of the other Loan Documents.
(c)    The Borrower agrees to indemnify the Administrative Agent and each Lender and each of their respective directors, officers, employees and agents (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of, (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
(d)    To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that such waiver shall not, as to any Indemnitee, apply to special, indirect or consequential damages to the extent resulting from, or punitive damages awarded on account of, conduct by such Indemnitee that is determined by a court of competent jurisdiction by final and nonappealable judgment to have constituted gross negligence or willful misconduct by such Indemnitee.
(e)    The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 10.05 shall be payable on written demand therefor.
Section 10.06.    Right of Setoff.
If an Event of Default shall have occurred and be continuing and the Loans shall have been accelerated as set forth in Article VII, each of the Lenders is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender (or person Controlling such Lender ) to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Any Lender, as the case may be, shall promptly notify the Borrower after exercising its rights under this Section.
Section 10.07.    Applicable Law.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
Section 10.08.    Waivers; Amendment.
(a)    No failure or delay of the Administrative Agent or any Lender in exercising any power or right under the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
(b)    Neither any Loan Document nor any provision thereof may be waived, amended or otherwise modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) without the consent of the applicable Lender, (A) decrease the principal of or the rate of interest on such Lender’s Loans, (B) extend the date for any scheduled payment of principal of or interest on such Lender’s Loans or (C) increase, reinstate or extend such Lender’s Commitment or subject such Lender to any additional obligations, or (ii) without the consent of each Lender, amend or modify the provisions of Section 2.15, the provisions of this Section, the definition of “Required Lenders” or any other provision requiring the consent or agreement of each of the Lenders; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent under the Loan Documents without the prior written consent of the Administrative Agent. Each Lender and each holder of a Note shall be bound by any waiver, amendment or modification authorized by this Section regardless of whether its Note shall have been marked to make reference thereto, and any consent by any Lender or holder of a Note pursuant to this Section shall bind any person subsequently acquiring a Note from it, whether or not such Note shall have been so marked.
Section 10.09.    Interest Rate Limitation.
Notwithstanding anything herein or in any Notes to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable under any Note held by such Lender, together with all Charges payable to such Lender, shall be limited to the Maximum Rate.

Section 10.10.    Entire Agreement.
Each Loan Document constitutes the entire contract between or among the parties relative to the subject matter thereof, and any previous agreement between or among the parties with respect to the subject matter thereof is superseded by such Loan Document. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
Section 10.11.    Waiver of Jury Trial.
Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any of the other Loan Documents. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Loan Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.11.
Section 10.12.    Severability.
In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Section 10.13.    Counterparts; Electronic Signatures.
This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Borrower agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on the Borrower to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of the Borrower enforceable against such in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.   Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent and each of the Lenders of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention.

The Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Borrower without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart.  For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

Section 10.14.    Headings.
Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
Section 10.15.    Jurisdiction; Consent to Service of Process.
(a)    The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.
(b)    The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 10.16.    USA Patriot Act Notification.
Each Lender hereby notifies the Borrower that, pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act. The Borrower agrees to cooperate with each Lender and to provide true, accurate and complete information to such Lender in response to any such request.
Section 10.17.    Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

[Signature pages follow.]

WITNESS the due execution hereof as of the date first above written.

Avista Corporation

By:	/s/ Mark T. Thies
Name:	Mark T. Thies
Title:	Executive Vice President, Chief
Financial Officer & Treasurer

Signature Page to Avista Term Loan Agreement

U.S. BANK NATIONAL ASSOCIATION,
as Administrative Agent and a Lender

By:	/s/ John M. Eyerman
Name:	John M. Eyerman
Title:	Senior Vice President

Signature Page to Avista Term Loan Agreement

COBANK, ACB,
as a Lender,

By:	/s/ Kelli Cholas
Name:	Kelli Cholas
Title:	Assistant Corporate Secretary

Signature Page to Avista Term Loan Agreement

EXHIBIT A
[FORM OF]
NOTE
$__________    __________, 20__
FOR VALUE RECEIVED, the undersigned, AVISTA CORPORATION, a Washington corporation (the “Borrower”), hereby promises to pay to the order of ____________________ (the “Lender”), at the office of U.S. Bank National Association as administrative agent (the “Administrative Agent”), at 800 Nicollet Mall, Minneapolis, Minnesota 55402, on the Expiration Date, as defined in the Credit Agreement dated as of April 6, 2020 among the Borrower, the Lenders listed in Schedule 2.01 thereto and the Administrative Agent (the “Credit Agreement”), the aggregate unpaid principal amount of all Loans (as defined in the Credit Agreement) of the Lender under the Credit Agreement, in lawful money of the United States of America in immediately available funds, and to pay interest from the date hereof on the principal amount hereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on the dates provided in the Credit Agreement.
The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.
The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The non-exercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.
All Loans evidenced by this Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates and maturity dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such a notation shall not affect the obligations of the Borrower under this Note.
This Note is one of the Notes referred to in the Credit Agreement, which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This Note shall be construed in accordance with and governed by the laws of the State of New York and any applicable laws of the United States of America.
AVISTA CORPORATION

By:
Name:
Title:

Loans and Payments

Date	Amount and Type of Loan	Maturity Date	Payments of Principal Interest	Unpaid Principal Balance of Note	Name of person Making Notation

EXHIBIT B
[FORM OF]
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”). The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the assigned amount and percentage interest identified below of the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other rights of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity, in each case related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment are without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	______________________________
2.	Assignee:	______________________________ [an Affiliate of [identify existing Lender]][1]
3.	Borrower:	Avista Corporation
4.	Administrative Agent:	U.S. Bank National Association
5.	Credit Agreement:	Credit Agreement, dated as of April 6, 2020, among Avista Corporation, the Lenders listed in Schedule 2.01 thereto, and U.S. Bank National Association, as Administrative Agent
6.	Assigned Interest:

Aggregate Amount of Outstanding Credit Exposures for all Lenders[2]	Amount of Outstanding Credit Exposure Assigned[4]	Percentage[3] Assigned of Outstanding Credit Exposures for all Lenders
$	$	%
$	$	%
$	$	%

[7.	Trade Date: _______________, 20__][4]

Effective Date: _______________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR

[NAME OF ASSIGNOR]

1 Include if applicable
2 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date
3 Set forth, to at least 9 decimals, as a percentage of the Outstanding Credit Exposure of all Banks thereunder.
4 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]
By:
Name:
Title:

[Consented to and]5 Accepted:

U.S. BANK NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

[Consented to:

AVISTA CORPORATION

By:
Name:
Title:

5 To be included if such consent is required by the terms of the Credit Agreement

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other person of any of their respective obligations under any Loan Document.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it is an Eligible Assignee, (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. person (as defined in Section 2.18(g) of the Credit Agreement), attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (c) effective on the Effective Date, appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT C
[FORM OF]
ADMINISTRATIVE QUESTIONNAIRE
ACCOUNT: Avista Corporation
FACILITY: Term Loan
LEGAL NAME OF LENDER:

Operations Contact
(Draws/Repayments/Funding Matters)

Name
Title
Street Address
City, State and Zip
Telephone
Fax
E-Mail Address
Credit Contact
(Compliance Matters and Financial Statements)

Name
Title
Street Address
City, State and Zip
Telephone
Fax
E-Mail Address

Wire Instructions:

______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________

SCHEDULE 2.01
Names, Commitments and Addresses of Lenders

Lender	Commitment
U.S. Bank National Association 209 S. LaSalle St., Chicago, IL 60604 Attention: John M. Eyerman Telecopy: 312.785.5982 Email: john.eyerman@usbank.com Telephone:312.325.2032	$50,000,001
CoBank, ACB 6340 S Fiddler’s Green Circle Greenwood Village, CO 80111 Attention: Jake Good Telecopy: 303.793.2226	$49,999,999
Total:	$100,000,000

SCHEDULE 3.13
Significant Subsidiaries
None.

SCHEDULE 4.02(a)(ii)
Required Governmental Approvals
None.

SCHEDULE 6.01
Existing Secured Indebtedness

First Mortgage Bonds Outstanding under Mortgage and Deed of Trust Dated as of June 1, 1939, as Modified by Supplemental Indentures Thereto

SUPPLEMENTAL INDENTURE	DATED AS OF	SERIES		PRINCIPAL AMOUNT ISSUED	PRINCIPAL AMOUNT OUTSTANDING
		NO.	DESIGNATION
Twenty-Sixth	April 1, 1993	24	Secured Medium-Term Notes, Series A ($250,000,000 authorized)	$250,000,000	$13,500,000
Thirty-fifth	December 1, 2004	33	Collateral Series 2004A	$88,850,000	$25,000,000
Thirty-ninth	November 1, 2005	39	6.25% Series due 2035	$100,000,000 $50,000,000	$100,000,000 $50,000,000
Forty-first	December 1, 2006	41	5.70% Series due 2037	$150,000,000	$150,000,000
Forty-sixth	September 1, 2009	46	5.125% Series due 2022	$250,000,000	$250,000,000
Forty-eighth	December 1, 2010	48	Collateral Series 2010A	$66,700,000	$66,700,000
Forty-eighth	December 1, 2010	49	Collateral Series 2010B	$17,000,000	$17,000,000
Forty-ninth	December 1, 2010	50	3.89% Series due 2020	$52,000,000	$52,000,000
Forty-ninth	December 1, 2010	51	5.55% Series due 2040	$35,000,000	$35,000,000
Fiftieth	December 1, 2010	52	1.68% Series due 2013	$50,000,000	$50,000,000
Fifty-third	December 1, 2011	54	4.45% Series due 2041	85,000,000	85,000,000
Fifty-fourth	November 1, 2012	55	4.23% Series due 2047	80,000,000	80,000,000
Fifty-sixth	April 1, 2014	57	Collateral Series 2014A	400,000,000	400,000,000
Fifty-seventh	December 1, 2014	58	4.11% Series due 2044	$60,000,000	$60,000,000
Fifty-eighth	December 1, 2015	59	4.37% Series due 2045	$100,000,000	$100,000,000
Fifty-ninth	December 1, 2016	60	3.54% Series due 2051	$175,000,000	$175,000,000
Sixtieth	December 1, 2017	61	3.91% Series due 2047	$90,000,000	$90,000,000
Sixty-first	May 1, 2018	62	4.35% Series due 2048	$375,000,000	$375,000,000
Sixty-second	December 1, 2019	63	3.43% Series due 2049	$180,000,000	$180,000,000

Aggregate principal amount of First Mortgage Bonds outstanding through and including the Sixty-Second Supplemental Indenture = $2,304,200,000